                                  Schedule 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant                      [X]

Filed by a Party other than the Registrant   [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement             [ ]  Confidential, For Use of the
                                                  Commission  Only (as permitted
                                                  by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement

[X]  Definitive Additional Materials

[ ]  Soliciting Material Under Rule 14a-12

                             BF Enterprises, Inc.
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                (Name of Registrant as Specified in Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]     No fee required.

[ ] Fee computed on the table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)     Title of each class of securities to which transaction applies:

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(2)     Aggregate number of securities to which transaction applies:

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(3)     Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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(4)     Proposed maximum aggregate value of transaction:

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(5)     Total fee paid:

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[ ]     Fee paid previously with preliminary materials:

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[ ]  Check box if any part of the fee is offset as provided by Exchange Act Rule
0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)     Amount previously paid:

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(2)     Form, Schedule or Registration Statement No.:

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(3)     Filing Party:

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(4)     Date Filed:

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

                              BF ENTERPRISES, INC.
                                ---------------

                 NOTICE OF 2001 ANNUAL MEETING OF STOCKHOLDERS
                                ---------------

TIME:
     Wednesday, May 2, 2001
     9:30 a.m. (Eastern Daylight Time)

PLACE:
     Hyatt Regency Westshore Hotel
     6200 Courtney Campbell Causeway
     Tampa, Florida 33607

PURPOSE:

     - To elect five directors to hold office until the next annual meeting of stockholders or until their successors are elected. The present Board of Directors intends to nominate the following individuals for election as directors: Brian P. Burns, Daniel S. Mason, Ralph T. McElvenny, Jr., Charles E.F. Millard and Paul Woodberry.

     - To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

RECORD DATE:

          Only stockholders of record at the close of business on March 16, 2001 are entitled to notice of, and to vote at, the meeting and any adjournment or postponement of the meeting.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/CAROL L. YOUNG
                                          -------------------------
                                          CAROL L. YOUNG, Secretary

San Francisco, California

This notice of meeting and proxy statement and accompanying proxy card are being distributed beginning on or about March 29, 2001.

                                -- IMPORTANT --

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POST-PAID ENVELOPE. IF YOU ATTEND THE MEETING AND SO DESIRE, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

                         THANK YOU FOR ACTING PROMPTLY.

                              BF ENTERPRISES, INC.

                                PROXY STATEMENT

                           2000 FINANCIAL INFORMATION
                             ATTACHED AS APPENDIX B

                                  INTRODUCTION

     The enclosed proxy is solicited on behalf of the present Board of Directors (sometimes referred to as the "Board") of BF Enterprises, Inc., a Delaware corporation (the "Company"), the principal executive offices of which are located at 100 Bush Street, Suite 1250, San Francisco, California 94104. The approximate date on which this proxy statement and the enclosed proxy are being mailed to the Company's stockholders is March 29, 2001. The proxy is solicited for use at the Annual Meeting of Stockholders (the "Meeting") to be held at 9:30 a.m. on Wednesday, May 2, 2001, at the Hyatt Regency Westshore Hotel, Tampa, Florida.

     Only holders of record of the Company's $.10 par value common stock ("Common Stock") on March 16, 2001 will be entitled to vote at the Meeting and any adjournment or postponement of the Meeting. At the close of business on March 16 2001, there were 3,424,539 shares of Common Stock outstanding. Each stockholder will be entitled to one vote per share of Common Stock held on each proposal considered at the Meeting. A majority of the outstanding shares of Common Stock will constitute a quorum at the Meeting. Shares of Common Stock held by persons who abstain from voting and broker "non-votes" will be counted in determining whether a quorum is present at the Meeting.

     A stockholder giving a proxy in the form accompanying this proxy statement has the power to revoke the proxy prior to its exercise. A proxy can be revoked by an instrument of revocation delivered prior to the Meeting to the Secretary of the Company, by a duly executed proxy bearing a date later than the date of the proxy being revoked, or at the Meeting if the stockholder is present and elects to vote in person.

     The cost of soliciting proxies will be borne by the Company. Solicitations may be made by directors, officers or employees of the Company by telephone or personal interview as well as by mail. Solicitation by such persons will be made on a part-time basis, and no special compensation other than reimbursement of actual expenses incurred in connection with such solicitation will be paid.

     The Company meets the definition of a small business issuer under regulations promulgated by the Securities and Exchange Commission (the "SEC").

                                  PROPOSAL ONE

                      NOMINATION AND ELECTION OF DIRECTORS

NOMINEES OF THE PRESENT BOARD OF DIRECTORS

     The full Board of Directors, consisting of five directors, will be elected at the Meeting to hold office until the next annual meeting or until the directors' successors are elected. It is intended that the proxies will be voted for the election of the five nominees named below. All five of the nominees are presently directors of the Company. The present term of office of all directors will expire upon election of directors at the Meeting.

     The proxies cannot be voted for more than five persons. Should any nominee become unavailable to serve as a director for any reason, proxies will be voted for the balance of those named and such substitute nominee as may be selected by the Board. The Board does not expect any nominee to become unavailable. The affirmative vote of a majority of the outstanding shares of Common Stock present in person or by proxy at the Meeting and entitled to vote is necessary to elect each nominee. Proxies solicited by the Board will be voted "FOR" the election of the five nominees named below unless stockholders specify in their proxies to the contrary. Shares of Common Stock held by persons who abstain from voting and broker non-votes will not be voted for or against any of the nominees. Shares held by persons abstaining will be counted in determining whether a quorum is present for the purpose of voting for the election of directors, but broker non-votes will not be counted for this purpose.

     The following table lists the name and age of each person nominated by the Board for election as a director and all positions and offices with the Company held by the nominee.

                NAME                   AGE   POSITION WITH THE COMPANY IN ADDITION TO DIRECTOR
                ----                   ---   -------------------------------------------------
Brian P. Burns.......................  64    Chairman of the Board, President and Chief
                                             Executive Officer
Daniel S. Mason......................  52
Ralph T. McElvenny, Jr. .............  59
Charles E.F. Millard.................  68
Paul Woodberry.......................  73    Executive Vice President and Chief Financial
                                             Officer

     Messrs. Burns and Woodberry were first elected to office in May 1987. Messrs. McElvenny and Millard have served as directors of the Company since June 1987. Mr. Mason was elected a director on October 16, 1996.

     Mr. Burns has been Chairman of the Board of Directors and Chief Executive Officer of the Company since May 1987, and President since March 1988. He also is a director of Kendall-Jackson Winery.

     Mr. Mason was the managing partner of the San Francisco law firm of Furth, Fahrner & Mason for more than the past five years preceding May 15, 2000. Since May 16, 2000, Mr. Mason has been the managing partner of the San Francisco offices of the law firm Zelle, Hofmann, Voelbel, Mason & Gette LLP.

     Mr. McElvenny has been Chairman of the Board of Directors and Chief Executive Officer of Golden Oil Company ("Golden"), a natural resources exploration and production company with principal offices in Houston and Tulsa, and predecessor companies for more than the past five years. He also served as Chief Executive Officer of Cobb Resources Corporation ("Cobb"), an oil and gas exploration and production company in which Golden is a substantial shareholder, from October 1990 until March 1992, when Cobb shareholders approved the sale of Cobb's oil and gas assets to Golden. For more than the past five years Mr. McElvenny also has been Chairman of the Board of Directors and Chief Executive Officer of USR Industries, Inc., a diversified holding company based in Houston.

     Mr. Millard has been managing partner of Millard/O'Reilly Enterprises, a Fairfield, Connecticut firm engaged in real estate, investments and consulting for more than the past five years. Mr. Millard also is President of Sanctuary Ventures, Ltd., a private real estate and investment firm.

     Mr. Woodberry has been Executive Vice President and Chief Financial Officer of the Company since May 1987, and served as Treasurer of the Company from May 1987 to May 1992. For more than the past five years, he has been a consultant to Alleghany Corporation, an asset management company based in New York, or certain of its subsidiaries, and has devoted a majority of his time to such activities. He is a director of Alleghany Corporation and certain subsidiaries of Alleghany Corporation, including World Minerals, Inc., Underwriters Re Group, Inc. and Alleghany Properties, Inc.

THE BOARD AND COMMITTEES

     The Board of Directors has standing Audit, Compensation and Executive Committees. The Board currently has no standing nominating committee.

     The Audit Committee, currently composed of Messrs. McElvenny (Chairman), Millard, and Mason, all of whom are independent in accordance with the applicable rules of the NASD, met twice during 2000. In addition, Mr. Burns, as Chairman of the Board, and members of the Audit Committee met from time to time with the Company's internal finance and accounting staff and with representatives of Arthur Andersen LLP, the Company's independent auditors. The Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which is attached as Appendix A to this proxy statement. The function of the

Audit Committee is to recommend to the full Board of Directors the firm to be retained by the Company as its independent auditors, to consult with the auditors with regard to the scope of audit practices and the plan of audit, the results of the audit and the audit report, to confer with the auditors with regard to the adequacy of internal accounting controls and to consider the impact that other services provided by the independent auditing firm might have on said firm's independence.

     The Compensation Committee, currently composed of Messrs. Millard (Chairman) and McElvenny, met once during 2000. In addition, Mr. Millard, as Chairman, met from time to time with the Chairman of the Board to review and consider various compensation matters. The function of the Compensation Committee is to recommend to the full Board of Directors compensation arrangements for the Company's senior management and the adoption of any compensation plans in which officers and directors are eligible to participate, and to review and advise the full Board of Directors with respect to trends in management compensation.

     The Executive Committee, currently composed of Messrs. Burns (Chairman), McElvenny and Millard, did not meet during 2000. The Executive Committee has all of the powers of the Board of Directors, with certain specific exceptions required by Delaware law.

     The Board had four meetings during 2000. Each director attended at least 75% of the meetings of the Board and of the committees of the Board on which he served.

REPORT OF THE AUDIT COMMITTEE

     The Committee has reviewed and discussed with management the Company's audited financial statements as of and for the year ended December 31, 2000.

     The Committee has discussed with independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

     The Committee has received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and has discussed with the auditors the auditors' independence.

     Based on the reviews and discussions referred to above, the Committee recommends to the Board of Directors that the financial statements referred to above be included in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2000.

                                           AUDIT COMMITTEE

                                           Ralph T. McElvenny, Jr., Chairman
                                           Charles E.F. Millard
                                           Daniel S. Mason

EXECUTIVE OFFICERS

     The executive officers of the Company are:

          NAME             AGE                           OFFICE
          ----             ---                           ------
Brian P. Burns...........  64    Chairman of the Board, President and Chief Executive
                                 Officer
Paul Woodberry...........  73    Executive Vice President and Chief Financial Officer
Stuart B. Aronoff........  68    Senior Vice President -- Operations and Assistant
                                 Secretary
S. Douglas Post..........  60    Vice President and Treasurer

     Mr. Aronoff has been Senior Vice President -- Operations and Assistant Secretary of the Company since May 1987.

     Mr. Post has been Vice President of the Company since July 1991, Treasurer since March 1998 and Controller since May 1987.

     All of the executive officers serve at the pleasure of the Board of Directors, subject to the terms of employment agreements, if any, relating to certain of such officers; see "Compensation of Executive Officers and Directors -- Employment Agreement, Termination of Employment and Change in Control Arrangements" below.

                           BENEFICIAL STOCK OWNERSHIP

     The following table sets forth information as of March 16, 2001 concerning beneficial ownership of Common Stock, the Company's only class of equity securities currently outstanding, by (i) the only persons known to the Company to be beneficial owners of more than 5% of the outstanding Common Stock, (ii) all directors, (iii) the Chief Executive Officer and (iv) all directors and executive officers as a group.

                                                                    SHARES OF         PERCENT OF
                          NAME OF                                 COMMON STOCK          COMMON
                      BENEFICIAL OWNER                        BENEFICIALLY OWNED(1)     STOCK
                      ----------------                        ---------------------   ----------
Brian P. Burns..............................................        1,873,338(2)         48.6%(2)
  100 Bush Street
  San Francisco, CA 94104
Frederick P. Furth..........................................          690,000(3)         20.0%(3)
  201 Sansome Street
  San Francisco, CA 94104
Jeffrey T. and Karen T. Nebel...............................          200,000             5.8%
  2055 94th Ave., N.E.
  Bellevue, WA 98004
J. Stephen Schaub...........................................          189,095(4)          5.5%(4)
  9 S. Washington Street - Suite 500
  Spokane, WA 99201
Thomas Nebel................................................          268,340(5)          7.8%(5)
  9502 Northeast 13th Street
  Clyde Hill, WA 98004
Daniel S. Mason.............................................           13,000(6)            *
Ralph T. McElvenny, Jr. ....................................           19,000(7)            *
Charles E.F. Millard........................................           22,000(7)            *
Paul Woodberry..............................................          212,088(8)          6.0%(8)
Stuart B. Aronoff...........................................          194,495(9)          5.5%(9)
All directors and executive officers as a group (7
  persons)(2)(6)(7)(8)(9)(10)...............................        2,434,421            57.9%

---------------
  *  Less than 1%

 (1) Named persons have sole voting and investment power, except as otherwise indicated.

 (2) Includes 406,000 shares subject to presently exercisable options. Also includes 678,200 shares owned by Frederick P. Furth, as to which Mr. Burns holds an irrevocable proxy until May 31, 2005 and as to which Mr. Burns disclaims beneficial ownership. Excludes all shares now or hereafter owned by Messrs. Paul Woodberry, Stuart Aronoff, Douglas Post and certain others as to which shares Mr. Burns has rights of first refusal with respect to future sales. An aggregate of at least 225,223 of the outstanding shares of Common Stock currently are subject to these rights.

 (3) Includes 11,800 shares owned by the Furth Foundation, a charitable foundation of which Mr. Furth is Chairman of the Board of Directors, as to which shares Mr. Furth has shared voting and dispositive powers. Mr. Furth has granted Mr. Burns an irrevocable proxy to vote all his shares (excluding shares held by the Furth Foundation) during the period ending May 31, 2005.

 (4) Includes 182,504 shares as to which Mr. Schaub has sole voting and dispositive power and 6,591 shares as to which he has shared dispositive power but no voting power, and includes 6,591 shares as to which Mr. Schaub disclaims beneficial ownership.

 (5) Includes 50,478 shares as to which Mr. Nebel has shared voting and dispositive powers with his wife, and 217,862 shares as to which he has sole voting and dispositive powers.

 (6) Includes (i) 2,000 shares as to which Mr. Mason has shared voting and dispositive powers with his wife, and (ii) 9,000 shares subject to presently exercisable options.

 (7) Includes 17,000 shares subject to presently exercisable options.

 (8) Consists of (i) 108,088 shares owned by a trust of which Mr. Woodberry and his wife are co-trustees, in which capacities Mr. and Mrs. Woodberry share voting and investment power with respect to all such shares, and (ii) 104,000 shares subject to presently exercisable options.

 (9) Consists of (i) 83,795 shares owned by a trust of which Mr. Aronoff and his wife are co-trustees, in which capacities Mr. and Mrs. Aronoff share voting and investment power with respect to all such shares, (ii) 700 shares owned by Mr. Aronoff's wife as to which he disclaims beneficial ownership, and
     (iii) 110,000 shares subject to presently exercisable options.

(10) Includes 88,500 shares subject to presently exercisable options, in addition to those described in the foregoing footnotes, held by an executive officer.

                COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth the total compensation that the Company paid or accrued to its executive officers, Brian P. Burns, Stuart B. Aronoff, and S. Douglas Post during fiscal years 1998, 1999 and 2000. No other executive officer of the Company received salary and bonus in excess of $100,000 for services rendered in all capacities to the Company during 2000.

                           SUMMARY COMPENSATION TABLE

                                       ANNUAL COMPENSATION               ANNUAL COMPENSATION
                                   ----------------------------   ---------------------------------
                                                                          AWARDS            PAYOUTS
                                                                  -----------------------   -------
                                                         OTHER                 SECURITIES               ALL
                                                        ANNUAL    RESTRICTED   UNDERLYING              OTHER
                                                        COMPEN-     STOCK       OPTIONS/     LTIP     COMPEN-
                                    SALARY     BONUS    SATION      AWARDS        SARS      PAYOUTS   SATION
NAME AND PRINCIPAL POSITION  YEAR    ($)      ($)(1)      ($)        ($)          (#)         ($)     ($)(2)
---------------------------  ----  --------   -------   -------   ----------   ----------   -------   -------
Brian P. Burns............   2000  $295,000        --     --         --              --       --      $17,000
 Chairman of the Board,      1999   275,000   $95,000     --         --          24,000       --       16,000
 President and Chief         1998   275,000        --     --         --          40,000       --       16,000
 Executive Officer
Stuart B. Aronoff.........   2000   110,000        --     --         --              --       --       11,000
 Senior Vice President --    1999   100,000    35,000     --         --           6,500       --       10,000
 Operations                  1998   100,000        --     --         --          10,000       --       10,000
S. Douglas Post...........   2000   110,000        --     --         --              --       --       11,000
 Vice President and          1999    95,000    35,000     --         --           6,500       --        9,500
 Treasurer                   1998    89,000        --     --         --          10,000       --        8,900

---------------
(1) Amounts accrued in 1999 and paid in 2000.

(2) Amounts accrued in 2000, 1999 and 1998 on behalf of Messrs. Burns, Aronoff, and Post as fully vested contributions to the Company's Profit Sharing Plan, a defined contribution plan.

OPTION GRANTS DURING 2000

     No options were granted to any of the Company's executive officers, during the fiscal year ended December 31, 2000. None of these executive officers exercised any options during fiscal year 2000.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                      NUMBER OF SECURITIES UNDERLYING            VALUE OF UNEXERCISED
                                          UNEXERCISED OPTIONS/SARS            IN-THE-MONEY OPTIONS/SARS
                                           AT FISCAL YEAR-END(#)                AT FISCAL YEAR-END($)
                                      --------------------------------      ------------------------------
                NAME                  EXERCISABLE       UNEXERCISABLE       EXERCISABLE      UNEXERCISABLE
                ----                  ------------      --------------      -----------      -------------
Brian P. Burns......................    406,000               0             $2,227,000             0
Stuart B. Aronoff...................    110,000               0                613,812             0
S. Douglas Post.....................     88,500               0                454,625             0

EMPLOYMENT AGREEMENT, TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL
ARRANGEMENTS

     Brian P. Burns, Chairman of the Board, President, and Chief Executive Officer, has an employment agreement with the Company terminating December 31, 2004, pursuant to which Mr. Burns is to receive an annual salary of $295,000, effective January 1, 2000. Under this employment agreement, Mr. Burns also is eligible to receive an annual cash bonus not exceeding his base salary, although he did not receive a cash bonus for 2000. The amount of any bonus is determined by the Board of Directors in its discretion based on Mr. Burns' performance during the applicable year. In the event Mr. Burns' employment is terminated involuntarily other than for cause, or voluntarily in his absolute sole discretion within 180 days following a change in control (as defined in the employment agreement) of the Company, Mr. Burns will be paid the sum of (1) all accrued base salary, bonus compensation, vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of the Company in which Mr. Burns is a participant to the full extent of his rights under such plans, accrued vacation pay, and any appropriate business expenses incurred by him, all to the date of termination, and (2)(i) a lump sum amount equal to Mr. Burns' base salary (at the rate payable at the date of termination) through the remaining term of the employment agreement, plus (ii) an amount equal to his base salary (at the rate payable at the date of termination) in lieu of a bonus; provided, however, in no event shall such aggregate under clause (2) above be less than two times his base salary. In the event of disability, Mr. Burns will also be entitled to receive the difference between 75% of the base salary remaining on his employment contract, minus amounts received from long-term disability insurance provided by the Company and, in the event of death, the Company will continue to pay Mr. Burn's estate or assignee, as applicable, 100% of the base salary remaining on his employment agreement. Mr. Burns will also be eligible to receive certain other benefits.

COMPENSATION OF DIRECTORS

     Each director of the Company who is not also an employee of the Company receives an annual fee of $10,000 for services as a director and $750 for each board meeting attended. Outside directors also receive annual fees of $2,500 as chairman and $1,500 as a member of the Executive, Audit and Compensation Committees. Directors receive reimbursement for travel and other expenses directly related to activities as directors, and outside directors receive an additional $500 for each board meeting they attend which is held more than three hours' air travel from their residences.

     The Company's 1994 Stock Option Plan for Outside Directors (the "Outside Directors' Plan"), which was approved by the Company's stockholders on May 5, 1994, provides for the periodic, automatic granting of non-qualified stock options to non-employee directors of the Company (currently Messrs. Mason, McElvenny and Millard) on the date each person is elected or appointed a director (or, for Messrs. McElvenny and Millard, on May 5, 1994) and thereafter on the date of each annual meeting of stockholders at which he or she, having served at least one year as a non-employee director, is re-elected a director. The initial grant is a non-qualified option for the purchase of 5,000 shares of Common Stock.

     At each subsequent annual meeting of stockholders, an eligible non-employee director will receive a non-qualified option for the purchase of 2,000 shares of Common Stock. All options granted under the Outside Directors' Plan have an exercise price equal to the fair value of Common Stock on the grant date, and have a term of ten years and one day. All options granted prior to May 27, 1997 under the Outside Directors' Plan, vested at the rate of 25% per year for each of the first four years, except that upon the death, disability or retirement of a non-employee director, or upon a director's failure to win reelection after nomination at the recommendation of the Board of Directors, or upon a change of control (as defined in the Outside Directors' Plan), all options vest automatically and immediately. All options granted under the Outside Directors' Plan on or after May 27, 1998 vest in full immediately upon the grant of the option. All options held by a director terminate on the date that such individual ceases to be a director, provided that all options vested and exercisable on that date may be exercised for a period of up to one year following termination or, in the case of termination by reason of death, disability, retirement or failure to win reelection, as described above, for a period of three years. A total of 100,000 shares of Common Stock has been authorized for issuance under the Outside Directors' Plan. Messrs. McElvenny, Millard, and Mason were each granted an option for the purchase of 2,000 shares of Common Stock, pursuant to the Outside Directors' Plan, on May 10, 2000 (the date of the year 2000 Annual Meeting of Stockholders), with an exercise price of $7.50 per share, the fair market value of a share of Common Stock on that date.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company has retained the law firm of Zelle, Hofmann, Voelbel, Mason & Gette LLP, of which Mr. Mason is a managing partner, to represent the Company with reference to certain matters during 2000, and has retained this law firm of Furth, Fahrner & Mason, of which Mr. Mason was the managing partner, with reference to certain matters during 1998 and 1999.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     Arthur Andersen LLP, independent public accountants, has acted as the Company's auditors since 1987, and the Board intends to reappoint Arthur Andersen to audit the books, records and accounts of the Company for the year ending December 31, 2001. A representative of that firm will be present at the Meeting with the opportunity to make a statement if he desires to do so and such representative will also be available to respond to appropriate questions.

                                   AUDIT FEES

     The aggregate fees for professional services rendered by Arthur Andersen in connection with their audit of our consolidated financial statements and reviews of the consolidated financial statements included in our Quarterly Reports on Form 10-QSB in 2000 was $42,543.

         FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES.

     There were no professional services rendered by Arthur Andersen in 2000 relating to financial information systems design and implementation.

                                 ALL OTHER FEES

     The aggregate fees for all other services rendered by Arthur Andersen in 2000, such as federal and state income tax return preparation and filing, tax planning and compliance and preparation of the annual report for the Company's Profit Sharing Plan was $40,100.

                              ANNUAL REPORT TO SEC

     STOCKHOLDERS WHO WISH TO OBTAIN, WITHOUT CHARGE, A COPY OF THE COMPANY'S FORM 10-KSB REPORT FOR THE YEAR ENDED DECEMBER 31, 2000, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, SHOULD ADDRESS A WRITTEN REQUEST TO:
SECRETARY, BF ENTERPRISES, INC., 100 BUSH STREET, SUITE 1250, SAN FRANCISCO, CA 94104. EXHIBITS TO THAT REPORT ARE AVAILABLE UPON WRITTEN REQUEST AND PAYMENT OF A REASONABLE FEE EQUAL TO THE COMPANY'S COSTS OF COPYING AND MAILING SUCH EXHIBITS.

                             STOCKHOLDER PROPOSALS

     To be considered for presentation at the year 2002 Annual Meeting of Stockholders, a stockholder proposal must be received at the offices of the Company not later than December 8, 2001. Such proposals also will need to comply with Securities and Exchange Commission regulations regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Similarly in order for a stockholder proposal to be raised from the floor during next year's annual meeting, written notice must be received at the offices of the Company by no later than 30 days in advance of the date of that meeting as set forth in the notice sent to stockholders (unless the meeting is held on May 1 or earlier, then such notice must be given by the stockholder to the Company within 10 days of the first public disclosure of the date of the annual meeting), and contain such information as is required under the Company's Bylaws.

                                 OTHER MATTERS

     The proxy holders are authorized to vote, in their discretion, upon, any other business that comes before the Meeting and any adjournment or postponement of the Meeting. The Board knows of no other matters which will be presented to the Meeting.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ CAROL L. YOUNG
                                          -------------------------
                                          CAROL L. YOUNG, Secretary
San Francisco, California
March 29, 2001

     YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED, POST-PAID ENVELOPE.

                              BF ENTERPRISES, INC.

                                   APPENDIX A
                               TO PROXY STATEMENT

               AUDIT COMMITTEE OF THE BOARD OF DIRECTORS CHARTER

1. PURPOSE

The Audit Committee's primary duties and responsibilities are to serve as an independent and objective party to generally monitor the Corporation's financial reporting process and internal control system; review the audit efforts of the Corporation's independent accountants, whom are ultimately accountable to the Board of Directors and the Audit Committee; and provide an open avenue of communication among the independent accountants, senior management and the Board of Directors.

2. COMPOSITION

The Audit Committee shall be comprised of three or more directors as determined by the Board, at least two of whom shall be independent directors. All members of the Committee shall have a working familiarity with basic finance and accounting policies sufficient to meet the qualifications established by the New York Stock Exchange. The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board or until their successors shall be duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

3. MEETINGS

The Committee shall meet as necessary as circumstances dictate. The Committee should meet at least annually with management and the independent accountants in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately.

4. RESPONSIBILITIES AND DUTIES

To fulfill its responsibilities and duties, the Audit Committee shall:

DOCUMENTS/REPORTS REVIEW

Review and update this charter annually, and submit it to the Board of Directors for formal approval. Review the organization's annual audit and any opinion rendered by the independent accountants.

CERTIFICATIONS

Annually certify to the Company's listing exchange that the audit committee has met and will continue to meet the audit committee membership requirements established by the listing exchange, and that the audit committee has adopted a formal written audit committee charter and has reviewed and reassessed the adequacy of such on an annual basis.

Disclose the following in the Company's annual proxy: (1) that all members are independent; (2) that the audit committee is governed by a written charter; (3) a report of the audit committee's findings as a result of discharging its oversight responsibilities.

In addition, a copy of the charter should be included in the proxy at least once every three years.

INDEPENDENT AUDITORS

Exercise the authority to select, evaluate and replace the independent auditors. Make an annual recommendation to the Board of Directors concerning the selection of independent auditors. On an annual basis, require the independent auditors to declare in writing that they meet the requirements for independence. Conduct a discussion with the auditors' regarding matters impacting their independence and recommend to the Board of Directors any actions which may be appropriate in regards thereto.

FINANCIAL REPORTING PROCESS

In consultation with the independent accountants, review the integrity of the organization's financial reporting processes, both internal and external. Consider the independent accountant's judgements about the quality and appropriateness of the Corporation's accounting principles as applied in its financial reporting. Consider and approve, if appropriate, material changes to the Corporation's auditing and accounting principles and practices as suggested by the independent accountants and management.

PROCESS IMPROVEMENT

Following completion of the annual audit, review with management and the independent auditors any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

                              BF ENTERPRISES, INC.

                                   APPENDIX B
                               TO PROXY STATEMENT

                           2000 FINANCIAL INFORMATION

                                     INDEX

                                                              PAGE
                                                              ----
Chairman's Letter to the Shareholders.......................  B-2
Selected Financial Data.....................................  B-5
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................  B-6
Report of Independent Public Accountants....................  B-8
     Consolidated Balance Sheets............................  B-9
     Consolidated Statements of Income......................  B-10
     Consolidated Statements of Stockholders Equity.........  B-11
     Consolidated Statements of Cash Flows..................  B-12
     Notes to Consolidated Financial Statements.............  B-13
Schedule III -- Real Estate and Accumulated Depreciation
  at December 31, 2000......................................  B-21
Corporate Directory.........................................  B-22

Dear Shareholders:

     While calendar 2000 represented the 2nd most productive year in the history of Meadow Pointe, with a total of 353 sales of single family residential lots and townhouse units ("lots"), the Company reported declining earnings of $1,722,000 or $.46 per diluted share on total revenues of $4,363,000.

     In 1999, when the Company sold a record total of 457 lots, earnings were $3,839,000 or $1.00 per diluted share on total revenues of $6,310,000.

     Lot sales in 2000 were held down primarily due to delays in obtaining permits from Pasco County for additional lots.

     The reasons for the substantial decline in net income during 2000 include:

          1. In 1999 our Company enjoyed a one-time refund of $656,000 from the California Franchise Tax Board, which favorably impacted earnings in that year by 17 cents.

          2. Your Company's reported gains from property sales at Meadow Pointe are based in part upon estimates of the total revenues and costs to be derived by the Company over the life of the project (See Note B of Notes to Consolidated Financial Statements). The Company reviews these estimates periodically and makes cumulative adjustments when appropriate to reflect any revised estimates. Cumulative adjustments, when made, reflect changes in estimates of sales revenue and related timing, interest rates and other factors affecting the project budget. During 2000, these factors reduced net income by $935,000 or 25 cents per share in 2000 whereas by comparison, in 1999, such adjustments increased net income by $127,000 or 3 cents per share.

          3. Another principal factor for reduced 2000 earnings was the reduction in lot sales compared with record sales in 1999.

     In most other respects, the Company enjoyed a solid year in 2000. Total liabilities were reduced to an all time low of $680,000. Total Stockholders' Equity at December 31, 2000 was $25,956,000, the highest level in the Company's history and an increase of 7% over last year.

     In reviewing the financial performance for 2000 the following observations are appropriate:

     - Lot sales at the Company's Meadow Pointe project near Tampa benefited from a very strong employment market. This performance serves as further evidence that Meadow Pointe represents outstanding quality and price performance for the homebuyer.

     - We are pleased to report that once again in 2000, Meadow Pointe was the most successful housing project, ranked by number of house closings and building permits, in the Tampa Bay area, according to Rose Residential Reports.

OUTLOOK FOR 2001

  Meadow Pointe

     Lot Sales. We hope for another successful year at Meadow Pointe. On the other hand, management recognizes the risks of an uncertain and slowing economy, a volatile stock and bond market and a virtual avalanche of job layoffs. So far, in 2001 lot sales continue on a record basis.

     Lot sales have progressed faster than originally projected. Through February 2001 our residential portion has sold a total of 2,628 lots. There remain to be sold some 931 single-family lots plus 708 multi-family lots, which can be utilized for townhouses or apartments.

     Commercial Acreage. Currently our Company is under contract for the sale of our 41-acre commercial tract at the northwest corner of Meadow Pointe. The prospective buyer is in the midst of the usual investigation period to resolve various environmental and traffic issues. The Company itself is working intensely to obtain the myriad consents, permits and approvals that will be necessary to close this important transaction. New State Road 56, which intersects our property at the northwest corner of County Road 581, is scheduled to open late in 2001. State Road 56 will run between County Road 581 and Interstate 75, and its opening will bring significant traffic into the general area of Meadow Pointe.

     As yet, we do not have a sales contract for our 16-acre retail shopping center parcel at one of the County Road 581 entrances to Meadow Pointe. However, the anticipated completion of State Road 56 is expected to spur further interest in this attractive parcel.

  Meadow Pointe East (formerly Wesley Chapel Lakes)

     In the second half of 1999 the Company joined with a new Devco entity, also headed by Mr. Don Buck (our development colleague at Meadow Pointe), for the development of Meadow Pointe East, an approximate 2,000 acre tract adjoining the eastern border of Meadow Pointe. The Company formed Meadow Pointe East, a limited liability company, to be a partner in a general partnership with the new Devco entity.

     We anticipate that this new project will be a natural extension of Meadow Pointe. It is expected that the project will contain approximately 3,000 additional lots together with certain retail, commercial and non-residential uses. Under the general partnership agreement, Meadow Pointe East LLC will receive 50% of the general partnership profits derived primarily from the development and sale of lots. Meadow Pointe East LLC has agreed to loan the general partnership up to $1,000,000 in working capital and/or a letter of credit for development and other expenses. During 2000, the various rezoning, development order and environmental permit requests were prepared and submitted and are now in various stages of the approval process. In addition, the Meadow Pointe III Community Development District was formed and approved by Pasco County. In February 2001 the Community Development District issued it's first series of Capital Improvement Revenue Bonds totaling $5,930,000, which will be used to construct the initial 352 single family residential lots and to reimburse in part Meadow Pointe East LLC, for certain pre-construction expenses.

     Since the Meadow Pointe East project may last for over 10 years, it is too early to make predictions as to the project's economic implications. Management does not expect the general partnership to be profitable in 2001 because of start up expenses attendant to a project of this magnitude. However, over the next several years we believe the Meadow Pointe East development should contribute substantial cash flow to the Company and thereby increase shareholder value. We expect that most of the homebuilders presently active in Meadow Pointe will move into the adjoining Meadow Pointe East property.

     Tempe, Arizona Facility. Bank One, our tenant in this 228,000 square feet building on 16 acres, continues to make improvements to the property. During 2000, the tenant completed a significant improvements program including the installation of an $800,000 new roof over the entire building with a 12-year warranty for material and a 5-year warranty for installation. Shareholders will recall that the initial term of the lease with Bank One runs through February 2005 and provides the tenant with two additional five-year options at the then current market values.

     Nashville, Tennessee Land. Recently the Company received disappointing news with regard to the Company's ability to develop and market its approximately 21 acres in suburban Nashville. It now appears that the Company's property may be subject to certain restrictions and substantial burdens such as traffic improvements at the entrance to our commercial parcels. We plan to meet promptly with the appropriate planning and permitting authorities in Nashville and intend to take every appropriate measure to protect and vindicate the Company's property rights. This process will involve some substantial legal costs and expenses, and will delay the planned near term development of our property.

     Other Opportunities -- The Company will keep to a conservative course during the current economic slowdown, which, as of the date of this letter, looks to be more severe than most commentators have predicted. In difficult times, our goal will be to continue to preserve and to enhance stockholder value, while also maintaining a safe margin of liquidity.

                    .......................................

     The solid overall results achieved in 2000 were due in no small part to the continued efforts of our executives and employees. We also acknowledge with appreciation the ongoing and active participation by and contributions of our directors.

     As we begin the year, 2001 we express again our appreciation and gratitude to each of our shareholders for their continued support.

                                          Respectfully submitted,

                                          LOGO
                                          Brian P. Burns
                                          Chairman

17 March 2001

                            SELECTED FINANCIAL DATA.

     Following is a table of selected financial data of the Company for the last five years:

                                                            YEAR ENDED DECEMBER 31,
                                                 2000      1999      1998      1997      1996
                                                -------   -------   -------   -------   -------
                                                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
Revenues......................................  $ 4,363   $ 6,310   $ 5,639   $ 5,606   $ 4,559
Income before income taxes....................    1,722     3,183     2,859     2,980     2,137
Net income....................................    1,722     3,839     2,829     3,079     2,137
Net income per share:
  Basic.......................................      .50      1.09       .78       .83       .57
  Diluted.....................................      .46      1.00       .70       .75       .53
Average shares used in computing basic net
  income per share............................    3,445     3,508     3,640     3,697     3,746
Average shares and equivalents used in
  computing diluted net income per share......    3,776     3,852     4,039     4,078     4,042
BALANCE SHEET DATA (AT END OF PERIOD):
  Total assets................................  $26,636   $25,140   $23,918   $21,842   $19,901
  Subordinated debentures, unmatured..........       --        --       719       719       805
  Stockholders' equity........................   25,956    24,159    21,758    19,592    16,955
  Stockholders' equity per share
     (diluted)(1).............................     7.03      6.51      5.71      5.12      4.36

---------------
(1) Calculation of diluted stockholders' equity per share assumes exercise at the end of each year of all dilutive options outstanding at that time.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS.

RESULTS OF OPERATIONS FOR THE THREE YEARS ENDED DECEMBER 31, 2000

     During the years ended December 31, 2000, 1999 and 1998, the Company realized net income of $1,722,000, $3,839,000 and $2,829,000, respectively. Results for the years 2000, 1999 and 1998 included gains from sales of lots within Meadow Pointe of $1,611,000, $3,195,000 and $2,829,000, respectively, on sales to homebuilders of 353 lots in 2000, 457 lots in 1999 and 314 lots in 1998 and, in 1999, also included a $656,000 recovery of state income taxes from the California Franchise Tax Board (see Note J of Notes to Financial Statements.) The Company's reported gains from property sales at Meadow Pointe are based in part upon estimates of the total revenues and costs to be derived by the Company over the life of the project (see Note B of Notes to Consolidated Financial Statements). The Company reviews these estimates periodically and makes cumulative adjustments when appropriate to reflect any revised estimates. As a result, gross margins and related percentages, derived on a period to period basis, may not be directly comparable. Cumulative adjustments resulting from changes in estimates of sales revenue and related timing, interest rates and other factors affecting the project budget reduced net income by $935,000 in 2000 and increased net income by $127,000 and $386,000 in 1999 and 1998, respectively.

     Lot sales at Meadow Pointe are dependent upon, among other things, the strength of the general economy in the Tampa area, residential mortgage interest rates, competitive residential developments serving the same group of home buyers and other factors related to the local Tampa real estate market.

     Real estate rental income in each of 2000, 1999 and 1998 included $1,815,000 of rental income from the Company's Tempe property (see Note G of Notes to Consolidated Financial Statements). The rental of model homes at Meadow Pointe accounted for $9,000, $26,000 and $27,000 of real estate leasing income in 2000, 1999 and 1998, respectively. Depreciation and amortization expense during each of these three years was entirely attributable to the Tempe property.

     Interest and dividends from investments in the years 2000, 1999 and 1998 has varied with the amount of funds available for investment.

     Real estate operating expense in 2000 increased to $83,000 from $40,000 and $43,000 in 1999 and 1998, respectively, principally due to legal expenses incurred in connection with the Company's Meadow Pointe East project adjacent to Meadow Pointe.

     Interest expense for 1999 and 1998 was $50,000 and $52,000, respectively. There was no interest expense in 2000 due to the maturity of the Company's Floating Rate Subordinated Debentures on December 31, 1999.

     General and administrative expenses charged against income were $75,000 lower in 2000 than in 1999, and $138,000 greater in 1999 than in 1998. The higher expenses in 1999 were primarily due to an increase in compensation for executive officers. In 1999 and 1998, the Company capitalized a portion of the compensation of certain employees who devoted a significant portion of their time directly to the Meadow Pointe project in Tampa, Florida. $24,000 and $73,000 of compensation expense was capitalized in 1999 and 1998, respectively. There was no such capitalization in 2000.

LIQUIDITY AND CAPITAL RESOURCES

     At December 31, 2000, the Company held $5,335,000 in cash, cash equivalents and marketable securities as compared to $680,000 for all liabilities. From time to time, the Company purchases shares of its common stock in the open market (see Note M of Notes to Consolidated Financial Statements).

     The Company's business plan calls for substantial expenditures during the next several years relating to the planned development of Meadow Pointe. During the period February 1992 through May 2000, two community development districts encompassing the Meadow Pointe project issued approximately $79.6 million of capital improvement revenue bonds. The proceeds of such financing have been and are expected to be used to construct infrastructure improvements necessary for the development and sale of lots, and multifamily parcels, in Meadow Pointe (see Note H of Notes to Financial Statements).

     The Company's subsidiary Meadow Pointe East, LLC ("MPE") was formed in October 1999, as a partner in a general partnership with Devco III, LLC, an affiliate of Devco II Corporation, the development manager of Meadow Pointe, to develop a 2,000 acre tract of land adjacent to the Meadow Pointe property, identified as Meadow Pointe East. It is expected that the project will contain approximately 3,000 lots together with certain retail, commercial and non-residential uses. The infrastructure construction should begin in 2001. One community development district within the Meadow Pointe East project has been formed and it is anticipated a second community development district will be formed in several years. The districts will, from time to time, issue capital improvement revenue bonds to finance infrastructure construction. In February 2001 the first of these bonds was issued in the principal amount of $5,930,000. Under the general partnership agreement, MPE will be entitled to receive 50% of the general partnership's profits derived primarily from the development and sale of the lots. MPE has agreed to loan the partnership up to $1,000,000 of cash and/or a letter of credit for development and other expenses. The cost of the land will be paid to the owner of the 2,000 acres as finished lots are sold to homebuilders.

     The Company intends to pay for its future expenditures at Meadow Pointe and Meadow Pointe East and its other operating expenses with (i) cash generated from sales of property within Meadow Pointe, Meadow Pointe East and its other operations, and (ii) cash and cash equivalents on hand. There can be no assurance that the Company will generate sufficient cash or have sufficient cash and cash equivalents on hand to cover such expenditures.

     The Company and its representatives may from time to time make written or oral forward-looking statements with respect to long-term goals of the Company, including statements contained in the Company's filings with the Securities and Exchange Commission and in its reports to stockholders.

     The words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project" or similar expressions identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which speak only as of the date made, involve risks and uncertainties, including, but not limited to, competition, general economic conditions, ability to manage and continue growth and other factors detailed in the Company's filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

     The Company specifically declines to undertake any obligation to publicly revise any forward-looking statements that have been made to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK

     The Company holds certain cash equivalents and marketable securities for non-trading purposes which are sensitive to changes in market value. The Company does not believe that changes in the market value of these financial instruments will have a material impact, either favorable or unfavorable, on its financial position or results of operations. The Company has not in the past engaged in transactions requiring the use of derivative financial instruments either for hedging or speculative purposes, and has no plans to do so in the future.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and the Board of Directors of BF ENTERPRISES, INC.:

     We have audited the accompanying consolidated balance sheets of BF Enterprises, Inc. (a Delaware corporation) and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2000. These financial statements and the schedule referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and the disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of BF Enterprises, Inc. and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

     Our audits were made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The accompanying schedule listed in the index to the financial statements and schedule is presented for purposes of complying with the Securities and Exchange Commission's rules and is not a required part of the basic consolidated financial statements. This information has been subjected to the auditing procedures applied in our audit of the basic consolidated financial statements and, in our opinion, fairly states, in all material respects, the financial data required to be set forth therein in relation to the basic consolidated financial statements taken as a whole.

ARTHUR ANDERSEN LLP

/s/ARTHUR ANDERSEN LLP
-----------------------

San Francisco, California
February 27, 2001

                     BF ENTERPRISES, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                 DECEMBER 31,
                                                              ------------------
                                                               2000       1999
                                                              -------    -------
ASSETS
  Cash and cash equivalents.................................  $ 4,028    $ 3,575
  Marketable securities, at market value....................    1,307        815
  Receivables...............................................      256        223
  Real estate rental property, net of depreciation..........    2,165      2,216
  Real estate inventory held for current sale and land held
     for future development.................................   16,843     17,034
  Lease contract receivable.................................      613        652
  Investment in partnership.................................      912         83
  Deferred tax assets.......................................      205        153
  Other assets..............................................      307        389
                                                              -------    -------
          TOTAL ASSETS......................................  $26,636    $25,140
                                                              =======    =======
LIABILITIES AND STOCKHOLDERS' EQUITY
  Payables and accrued liabilities..........................  $   680    $   981
Stockholders' Equity:
  Common stock, $.10 par value authorized -- 10,000,000
     shares issued and outstanding -- 3,434,839 and
     3,450,599 shares.......................................      343        345
  Capital surplus...........................................   14,256     14,376
  Retained earnings.........................................   10,937      9,215
  Other accumulated comprehensive income....................      420        223
                                                              -------    -------
       Total Stockholders' Equity...........................   25,956     24,159
                                                              -------    -------
          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY........  $26,636    $25,140
                                                              =======    =======

 The accompanying notes are an integral part of these consolidated statements.

                     BF ENTERPRISES, INC. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                               YEAR ENDED DECEMBER 31,
                                                              --------------------------
                                                               2000      1999      1998
                                                              ------    ------    ------
REVENUES
  Real estate sales.........................................  $2,171    $4,179    $3,577
  Real estate rental income.................................   1,824     1,841     1,842
  Interest and dividends....................................     278       233       207
  Other.....................................................      90        57        13
                                                              ------    ------    ------
                                                               4,363     6,310     5,639
COSTS AND EXPENSES
  Cost of real estate sold..................................     560       984       748
  Real estate operating.....................................      83        40        43
  Depreciation and amortization.............................      96        96        96
  Interest on subordinated debentures.......................      --        50        52
  General and administrative................................   1,904     1,979     1,841
                                                              ------    ------    ------
                                                               2,643     3,149     2,780
Gross profit................................................   1,720     3,161     2,859
Gains from sales of securities..............................       2        22        --
                                                              ------    ------    ------
Income before income taxes..................................   1,722     3,183     2,859
Provision (benefit) for state income taxes..................      --      (656)       30
                                                              ------    ------    ------
Net income..................................................  $1,722    $3,839    $2,829
                                                              ======    ======    ======
NET INCOME PER SHARE:
Basic.......................................................  $  .50    $ 1.09    $  .78
                                                              ======    ======    ======
Diluted.....................................................  $  .46    $ 1.00    $  .70
                                                              ======    ======    ======
Average shares used in computing basic net income per
  share.....................................................   3,445     3,508     3,640
Average shares and equivalents used in computing diluted net
  income per share..........................................   3,776     3,852     4,039

 The accompanying notes are an integral part of these consolidated statements.

                     BF ENTERPRISES, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                                 YEAR ENDED DECEMBER 31,
                                                              -----------------------------
                                                               2000       1999       1998
                                                              -------    -------    -------
Common Stock:
  Balance at beginning of period............................  $   345    $   358    $   367
  Purchases of common stock -- par value....................       (2)       (25)        (9)
  Exercise of stock options -- par value....................       --         12         --
                                                              -------    -------    -------
  Balance at end of period..................................  $   343    $   345    $   358
                                                              =======    =======    =======
Capital Surplus:
  Balance at beginning of period............................  $14,376    $15,887    $16,614
  Purchases of common stock -- excess over par value........     (120)    (1,887)      (727)
  Exercise of stock options -- excess over par value........       --        376         --
                                                              -------    -------    -------
  Balance at end of period..................................  $14,256    $14,376    $15,887
                                                              =======    =======    =======
Retained Earnings:
  Balance at beginning of period............................  $ 9,215    $ 5,376    $ 2,547
  Net income................................................    1,722      3,839      2,829
                                                              -------    -------    -------
  Balance at end of period..................................  $10,937    $ 9,215    $ 5,376
                                                              =======    =======    =======
Other Accumulated Comprehensive Income
  Balance at beginning of period............................  $   223    $   137    $    64
  Unrealized gains from marketable equity securities during
     period.................................................      197         86         73
                                                              -------    -------    -------
  Balance at end of period..................................  $   420    $   223    $   137
                                                              =======    =======    =======
Accumulated Comprehensive Income:
  Balance at beginning of period............................  $ 9,438    $ 5,513    $ 2,611
                                                              -------    -------    -------
  Net income................................................    1,722      3,839      2,829
  Unrealized gains from marketable equity securities during
     period.................................................      197         86         73
                                                              -------    -------    -------
  Comprehensive income for period...........................    1,919      3,925      2,902
                                                              -------    -------    -------
  Balance at end of period..................................  $11,357    $ 9,438    $ 5,513
                                                              =======    =======    =======

 The accompanying notes are an integral part of these consolidated statements.

                     BF ENTERPRISES, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                 YEAR ENDED DECEMBER 31,
                                                              -----------------------------
                                                               2000       1999       1998
                                                              -------    -------    -------
Cash flows from operating activities:
  Net income................................................  $ 1,722    $ 3,839    $ 2,829
  Adjustments to reconcile net income to net cash used by
     operating activities:
     Gains from securities..................................       (2)       (22)        --
     Gains from sales of real estate........................   (1,611)    (3,195)    (2,829)
     Net cash proceeds from sales of real estate............    2,152      2,638      1,929
     Real estate development costs..........................   (1,765)    (3,524)    (2,878)
     Reimbursement of real estate development costs.........    1,415      3,052      1,430
     Changes in certain assets and liabilities:
       Decrease (increase) in receivables...................      (33)      (149)        15
       Decrease (increase) in lease contract receivable.....       39          9        (62)
       Increase (decrease) in payables and accrued
          liabilities.......................................     (111)       166         95
       Other net............................................       81         61         60
                                                              -------    -------    -------
     Adjustments to net income..............................      165       (964)    (2,240)
                                                              -------    -------    -------
          Net cash provided by operating activities.........    1,887      2,875        589
                                                              -------    -------    -------
Cash flows from investing activities:
  Purchases of marketable securities........................     (301)       (20)      (359)
  Proceeds from sales of marketable securities..............        8         25         --
  Investment in partnership.................................     (829)       (83)        --
  Return of investment in limited liability company.........       --        300         --
                                                              -------    -------    -------
          Net cash provided (used) by investing
            activities......................................   (1,122)       222       (359)
                                                              -------    -------    -------
Cash flows from financing activities:
  Reductions in subordinated debentures.....................     (190)    (1,345)      (185)
  Purchases of the Company's common stock...................     (122)    (1,912)      (736)
  Proceeds from exercise of stock options...................       --        388         --
                                                              -------    -------    -------
          Net cash used by financing activities.............     (312)    (2,869)      (921)
                                                              -------    -------    -------
Net increase (decrease) in cash and cash equivalents........      453        228       (691)
Cash and cash equivalents at beginning of period............    3,575      3,347      4,038
                                                              -------    -------    -------
Cash and cash equivalents at end of period..................  $ 4,028    $ 3,575    $ 3,347
                                                              =======    =======    =======
Supplemental disclosures of cash flow information:
  Cash paid during the year for interest (net of amount
     capitalized)...........................................  $    --    $    50    $    52
                                                              =======    =======    =======
  Cash received during the year from income tax refunds.....  $    --    $   656    $    --
                                                              =======    =======    =======

 The accompanying notes are an integral part of these consolidated statements.

                     BF ENTERPRISES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

NOTE A -- BUSINESS AND PRINCIPLES OF CONSOLIDATION

     BF Enterprises, Inc. and its subsidiaries (collectively the "Company") currently are engaged primarily in the real estate business, including the development of two large tracts of land, known as Meadow Pointe and Meadow Pointe East, in suburban Tampa, Florida, and, as owner and landlord, leasing a 228,000 square foot building on 16 acres in Tempe, Arizona. In addition, the Company owns approximately 21 acres of undeveloped land in suburban Nashville, Tennessee.

     The consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly-owned. All significant intercompany balances have been eliminated.

NOTE B -- USE OF ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported results of operations during the reporting period. Actual results could differ from those estimates.

NOTE C -- BUSINESS SEGMENTS

     The Company currently is engaged in only one business segment. The Company's net investment in and the operating results of its various real estate activities may be derived directly from the accompanying consolidated financial statements.

NOTE D -- EARNINGS PER SHARE

     Basic earnings per share is computed as earnings divided by the weighted average number of shares outstanding during the reported period, excluding the dilutive effects of stock options and other potentially dilutive securities. Diluted earnings per share give effect to such dilutive securities. Earnings per share data for the periods reported have been computed as follows (in thousands, except per share amounts):

                                                            YEAR ENDED DECEMBER 31,
                                                           --------------------------
                                                            2000      1999      1998
                                                           ------    ------    ------
Net income...............................................  $1,722    $3,839    $2,829
                                                           ======    ======    ======
Weighted average number of shares outstanding:
  Common stock...........................................   3,445     3,508     3,640
  Common stock equivalents -- stock options..............     331       344       399
                                                           ------    ------    ------
                                                            3,776     3,852     4,039
                                                           ======    ======    ======
Net income per share:
  Basic -- based on weighted average number of shares of
     common stock outstanding............................  $  .50    $ 1.09    $  .78
                                                           ======    ======    ======
  Diluted -- based on weighted average number of shares
     of common stock and common stock equivalents
     outstanding.........................................  $  .46    $ 1.00    $  .70
                                                           ======    ======    ======

NOTE E -- CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include short-term investments with original maturities of 90 days or less, such as treasury bills and notes, government agency bills and notes, bank deposits, time deposits, certificates of

                     BF ENTERPRISES, INC. AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

deposit, repurchase agreements, bankers' acceptances, and commercial paper, all of which are carried at cost, which approximates market value.

NOTE F -- MARKETABLE SECURITIES

     The amortized cost and fair values of marketable securities available for sale as of December 31, 2000 and 1999 were as follows (in thousands):

                                               2000                                 1999
                                 ---------------------------------    --------------------------------
                                                GROSS                                GROSS
                                 AMORTIZED    UNREALIZED     FAIR     AMORTIZED    UNREALIZED    FAIR
                                   COST         GAINS       VALUE       COST         GAINS       VALUE
                                 ---------    ----------    ------    ---------    ----------    -----
Common Stock...................    $887          $420       $1,307      $592          $223       $815
                                   ====          ====       ======      ====          ====       ====

     Unrealized gains and losses are presented in stockholders' equity.

     Proceeds from sales of securities available for sale were $8,000 in 2000 and $25,000 in 1999. There were no such sales in 1998. Gross gains of $2,000 and $22,000 were realized on securities sales in 2000 and 1999, respectively. Gains and losses are computed using the specific identification method.

NOTE G -- REAL ESTATE RENTAL PROPERTY

     Real estate rental property is an office building and 16 acres of land in Tempe, Arizona. In 1995, the Company entered into a new 10-year net lease with Bank One, Arizona, NA, a subsidiary of Banc One Corporation. The lease provided for the phased occupancy and rental of space by Bank One during 1995, with rental of the entire premises commencing January 1, 1996. At December 31, 2000, contractual rental revenues from the lease with Bank One are projected as follows (in thousands):

2001........................................................   $1,936
2002........................................................    1,953
2003........................................................    1,975
2004........................................................    1,980
2005 (two months)...........................................      330

     On January 1, 1996, in accordance with generally accepted accounting principles (GAAP), the Company began amortizing on a straight-line basis (1) income from the lease with Bank One, resulting in annual real estate leasing income of $1,815,000 for the period ending February 28, 2005, and (2) a related $423,000 lease commission, with annual amortization expense of $46,000 over the same period.

     Real estate rental property is carried at cost less accumulated depreciation which is computed using the straight-line method over the estimated useful lives of the assets. Real estate rental property for the years ended December 31, 2000 and 1999 was as follows (in thousands):

                                                   ACCUMULATED
                                          COST     DEPRECIATION     NET
                                         ------    ------------    ------
2000..................................   $4,470       $2,305       $2,165
                                         ======       ======       ======
1999..................................   $4,470       $2,254       $2,216
                                         ======       ======       ======

NOTE H -- REAL ESTATE INVENTORY HELD FOR CURRENT SALE AND LAND HELD FOR FUTURE
          DEVELOPMENT

     At December 31, 2000, real estate inventory held for current sale and land held for future development consisted primarily of approximately 269 acres of the 1,724 acres originally included in the Company's master-

                     BF ENTERPRISES, INC. AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

planned, mixed use development known as Meadow Pointe near Tampa, Florida. The parcels within this project are in various stages of development. Parcels on which the Company has completed substantially all of its development activities are considered to be held for current sale. Parcels on which development is not yet complete are considered to be held for future development. These assets were carried at a cost of $16,843,000 at December 31, 2000 and $17,034,000 at December 31, 1999. The Company believes that the current fair value of these assets is greater than their carrying value. Due to uncertainties inherent in the valuation process and in the economy, it is reasonably possible that the actual sales value of the Company's inventory of land held for current sale and future development could be materially different than current expectations.

     It is the Company's policy to review and update its projections on the Meadow Pointe project on a regular basis. Periodic cumulative adjustments to sales revenue and cost of sales are made to reflect changes in estimates of sales revenue and related timing, interest rates and other factors affecting the project budget. As a result, gross margins and related percentages, derived on a period to period basis, may not be directly comparable.

     Two community development districts, both local units of Florida special purpose government, were formed in conjunction with the development of Meadow Pointe. These districts, whose jurisdiction is limited to the Meadow Pointe project, together encompass all of the 1,724 acres within the project. During the period February 1992 through May 2000, the two community development districts issued an aggregate $79.6 million of capital improvement revenue bonds, of which approximately $31.5 million was outstanding at December 31, 2000. All of these bonds were issued to finance the acquisition of property, and the construction of roads, utilities, recreation facilities and other infrastructure systems.

     Approximately $22 million of the capital improvement revenue bonds issued by the districts are payable in equal annual installments of principal and interest over 20 years. The balance of the bonds are payable over a fixed term, but must be prepaid in part each time a developed lot or other land is sold. Annual bond installments are paid by special assessments levied against individual parcels of land within the district areas. These special assessments are collected either directly by the districts or by the Pasco County Assessor, in the same manner as county property taxes, on behalf of the districts. The outstanding bonds are secured by a first lien upon and pledge of the special assessments. If any parcel owner, including the Company's subsidiaries (until such time as their land has been developed and sold or otherwise transferred), but excluding the districts and the county, fails to make payment of an assessment, then such owner's parcel will become subject to a lien which may ultimately be foreclosed for nonpayment. As of December 31, 2000, parcels of land owned by the Company's subsidiaries were subject to bonds in the principal amount of approximately $21 million.

     The two community development districts have purchased land from one of the Company's subsidiaries for use in the construction of roads, ponds, conservation areas and neighborhood parks. The Company has accounted for payments it received from the two districts in connection with those transactions, as of the date received, as reductions in the carrying value of all property to be developed within the district areas.

NOTE I -- INVESTMENT IN PARTNERSHIP

     In October 1999, the Company formed a new subsidiary, Meadow Pointe East, LLC ("MPE") to act as one of two general partners in a partnership to develop a 2,000 acre tract of land adjacent to Meadow Pointe, identified as Meadow Pointe East. It is expected that the project will contain approximately 3,000 residential lots together with certain retail, commercial and non-residential uses. The infrastructure construction should begin in 2001. One community development district within the Meadow Pointe East project has been formed and it is anticipated a second community development district will be formed in several years. The districts will, from time to time, issue capital improvement revenue bonds to finance infrastructure construction. In February 2001 the first of these bonds was issued in the principal amount of $5,930,000.

                     BF ENTERPRISES, INC. AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

     MPE has agreed to loan the partnership up to an aggregate of $1,000,000 of cash and/or a letter of credit for development and other expenses. Advances of $912,000 and $83,000 had been made on the loan at December 31, 2000 and 1999, respectively. This investment and all related loans will be accounted for as an equity method investment with no income recognized until profits are generated by the partnership. MPE is entitled to interest on the loan, at a rate of 1% over the Wells Fargo Bank prime rate, plus 50% of the general partnership's profits derived primarily from the sale of residential lots. The Meadow Pointe East project is structured to provide for the sale of improved lots directly from the current landowner to homebuilders.

NOTE J -- INCOME TAXES

     As of December 31, 2000 and 1999, the Company had recorded the following net deferred tax assets.

                                                              TAX EFFECT
                                                     ----------------------------
                                                     DECEMBER 31,    DECEMBER 31,
                                                         2000            1999
                                                     ------------    ------------
                                                            (IN THOUSANDS)
Deferred tax assets:
  Net operating loss carryforwards.................     $ 504          $ 5,213
  Federal Alternative Minimum Tax credits..........       178              153
Deferred tax liabilities:
  Land basis.......................................      (141)          (4,170)
  Effect of accelerated depreciation...............      (220)            (204)
  Other............................................       (95)            (182)
                                                        -----          -------
                                                          226              810
Less: valuation allowance..........................       (21)            (657)
                                                        -----          -------
Net deferred tax assets............................     $ 205          $   153
                                                        =====          =======

     The Company did not include a provision for federal income taxes in the consolidated statement of operations for the years ended December 31, 2000, 1999 and 1998 because it realized the benefits, respectively, of $636,000, $1,067,000 and $1,105,000 of deferred tax assets.

     In February 1996, the Company's predecessor, on behalf of the Company, filed a complaint against the California Franchise Tax Board (the "FTB") for a refund of assessed income taxes and accrued interest for the year ended December 31, 1981. The suit arose out of the FTB's assessment for 1981 taxes, based on its contention that a loss attributable to the 1981 acquisition by the Company's predecessor of a warrant for the purchase of its common stock should have been treated as a business deduction rather than a non-business deduction. The Company appealed the FTB's assessment to the California State Board of Equalization, which denied the appeal in July 1994. In March 1995, the Company made payment to the FTB of the assessment and accrued interest and filed a request for refund in the full amount of that payment. The amount the Company paid to the FTB, after reimbursement by the Company's predecessor of the related federal and state income tax benefits, was approximately $400,000. The Company's request for refund was denied and the action described above was filed. In May 1997, the Court granted the FTB's motion for summary judgement and dismissed the Company's action. The Company filed an appeal of the judgement with a California Court of Appeal. In late 1998, the Appellate Court unanimously upheld the Company's position. The Appellate Court ordered reimbursement to the Company of the entire amount originally paid to the FTB, plus interest to the date of reimbursement. Reimbursement of $926,000 was received from the FTB in April 1999. In March 1999, the Company recorded a state income tax benefit of $656,000, after deduction of related federal and state income taxes of $270,000 that are the liability of the Company's predecessor.

     In 1998 the Company provided for estimated Florida income taxes of $30,000.

                     BF ENTERPRISES, INC. AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

     Following is a reconciliation from the expected federal statutory income tax rate to the effective tax rate, expressed as a percentage of pre-tax income, for the years ended December 31, 2000, 1999 and 1998:

                                                              YEAR ENDED DECEMBER 31,
                                                              -----------------------
                                                              2000     1999     1998
                                                              -----    -----    -----
Expected federal statutory income tax rate..................   34.0%    34.0%    34.0%
State income taxes, net of federal tax benefit..............    3.9      3.2      3.9
Refund of prior year's state income tax.....................     --    (20.6)%     --
Utilization of deferred tax assets..........................  (37.9)   (37.2)   (36.9)
                                                              -----    -----    -----
Effective tax rate..........................................    0.0%   (20.6)%    1.0%
                                                              =====    =====    =====

     At December 31, 2000, the Company had available for federal income tax purposes unused operating loss carryforwards of approximately $1,300,000 of which $900,000 will expire in 2008 and $400,000 will expire in 2009.

NOTE K -- SUBORDINATED DEBENTURES

     In connection with a corporate reorganization in June 1987, pursuant to which the Company took transfer of certain businesses, the Company also assumed related liabilities, including the obligations with respect to five series of subordinated debentures. At December 31, 2000 and 1999, respectively, the $166,000 and $356,000 of these debentures still due and outstanding, all of which have matured, was included in payables and accrued liabilities in the accompanying consolidated financial statements. At December 31, 2000, the Company had outstanding a $200,000 letter of credit for the benefit of the debenture trustee in connection with principal payments on two series, the Series D and E debentures. This letter of credit secures the Company's obligations to pay the outstanding principal of, and accrued interest on, those debentures upon presentment thereof in accordance with the indenture governing the debentures.

     At December 31, 1999, the date of maturity of the Company's Floating Rate Subordinated Debentures the Company deposited with the Paying Agent and Trustee, $719,000, the amount required for redemption of all floating rate debentures outstanding at that date. These debentures therefore do not appear on the Company's consolidated balance sheets at December 31, 2000 and 1999. Up to the date of maturity, the interest rate for the floating rate debentures was variable and equal to 1% above the average monthly yield on three-month United States Treasury bills, subject to a minimum of 7% per annum and a maximum of 10% per annum. The average interest rate for these debentures was 7% for the years ended December 31, 1999 and 1998.

NOTE L -- RENTAL COMMITMENTS

     Rental expense, primarily for office premises, amounted to $79,000, $76,000 and $52,000 for the years ended December 31, 2000, 1999 and 1998, respectively. As of December 31, 2000, the approximate minimum rental commitments under the Company's office lease, which expires on January 31, 2004 were:

2001........................................................  72,000
2002........................................................  72,000
2003........................................................  72,000
2004........................................................   6,000

                     BF ENTERPRISES, INC. AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

NOTE M -- STOCKHOLDERS' EQUITY

     From time to time, the Company purchases shares of its common stock in the open market. In 2000, 1999 and 1998 the Company purchased shares of its common stock, primarily in open market transactions: 15,760 shares for $122,000 in 2000, 247,500 shares for $1,912,000 in 1999 and 91,594 shares for $736,000 in
1998.

     In 1999 an officer of the Company and two trusts, of which the widow of a former officer is a trustee, exercised options for the purchase of an aggregate of 119,500 shares of the Company's common stock. The Company received proceeds of $388,000 from the exercise of these options. No options were exercised in 2000 and 1998.

NOTE N -- STOCK PLANS

     The Company's 1997 Long-Term Incentive Plan (the "1997 Plan") provides for the granting of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock, performance awards, stock payments and deferred stock to employees, who may also be directors of the Company. The Company's 1993 Long-Term Equity Incentive Plan (the "1993 Employee Plan") and Amended and Restated Management Incentive Compensation Plan (the "Original Employee Plan") govern certain non-qualified stock options issued to officers and employees prior to adoption of the 1997 Plan; no new grants of options or other stock rights may be made under the 1993 Employee Plan or the Original Employee Plan. The Company's 1994 Stock Option Plan for Outside Directors (the "1994 Director Plan"), provides for the grant of stock options to those of its directors who are not employed by the Company (the "Outside Directors").

     The 1997 Plan, the 1993 Employee Plan and the Original Employee Plan are administered by the Board of Directors or a committee (the "Committee"), composed of not less than two directors who are disinterested persons. The Committee selects participants in the 1997 Plan and determines the number of shares subject to the options and other stock rights granted pursuant to that plan, and the terms of those options and other rights.

     The 1994 Director Plan replaced the Company's Non-Employee Directors' Option Plan (the "Original Director Plan"). Under the Original Director Plan, each Outside Director was automatically granted, upon election as a director, a non-qualified option for 5,000 shares of the Company's common stock. All of the options which were granted under the Original Director Plan have been exercised. No new options may be granted under the Original Director Plan.

     Pursuant to the 1994 Director Plan, any person who becomes an Outside Director is to be granted a non-qualified option to purchase 5,000 shares of the Company's common stock, the grant to be effective on the date of his or her election or appointment as an Outside Director, and each Outside Director who has served as such for at least one year will also receive an option to purchase 2,000 shares of the Company's common stock on the date of each annual meeting of stockholders at which he or she is reelected a director. In accordance with the 1994 Director Plan, two Outside Directors were granted options for 5,000 shares each upon approval of the plan in May 1994 and subsequently received options for 2,000 shares each on the dates of the annual meetings of stockholders in May of each of the years 1995 through 2000. Another Outside Director was granted, at the time of his appointment in October 1996, a non-qualified option to purchase 5,000 shares of the Company's common stock, and, in accordance with the 1994 Director Plan, subsequently received options for 2,000 shares on the date of the annual meeting of stockholders in May of each of the years 1998 through 2000. All options granted pursuant to the 1994 Director Plan have a per share exercise price equal to the fair market value of the Company's common stock on the grant date.

     The Company does not recognize any compensation expense related to the options that it grants as they are all exercisable at the fair value of the Company's stock on the date of grant. This method of accounting for

                     BF ENTERPRISES, INC. AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

options is in accordance with Accounting Principals Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25). In 1996 the FASB established a second, preferred method of accounting for compensation awarded through options which applies an option pricing theory to measuring option compensation. This method of accounting is set forth in Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" (SFAS
123). SFAS 123 permits the continued application of the method employed under APB 25. Had compensation costs for the Company's option plans been determined consistent with SFAS 123, the Company's net income and earnings per share would have been reduced to the following pro forma amounts as of December 31, 2000, 1999, and 1998 (in thousands, except per share amounts):

                                                                     2000      1999      1998
                                                                    ------    ------    ------
Net income:                  As reported                            $1,722    $3,839    $2,829
                             SFAS 123 adjustment                        (9)     (114)     (157)
                                                                    ------    ------    ------
                             Pro forma                              $1,713    $3,725    $2,672
                                                                    ======    ======    ======
Diluted income per share:    As reported                            $  .46    $ 1.00    $  .70
                             SFAS 123 adjustment                      (.00)     (.03)     (.04)
                                                                    ------    ------    ------
                             Pro forma                              $  .46    $  .97    $  .66
                                                                    ======    ======    ======

     As of December 31, 2000 and March 1, 2001, 361,500 shares were available for future grant under the 1997 Plan, 55,000 shares were available for future grant under the 1994 Director Plan and 833,000 of the stock options were exercisable. The options expire 10 years following their grant. Options granted under the 1997 Plan are fully vested at the date of grant. Options granted pursuant to the 1994 Director Plan, and granted prior to May 27, 1998, vested at the rate of 25% per year, for each of the first four years. On May 27, 1998, the Board of Directors amended the 1994 Director Plan to provide that all options granted on and after that date become fully vested on the date of grant.

     The fair value of each option grant is estimated as of the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 2000, 1999 and 1998:

                                                           2000       1999       1998
                                                          -------    -------    -------
Risk free interest rate.................................      5.0%       6.3%       4.6%
Expected dividend yield.................................     none       none       none
Expected life of options................................  4 years    5 years    5 years
Expected volatility.....................................      0.1%       0.1%       0.1%

     Based on these assumptions, the weighted average fair value of options granted would be calculated as $1.35 in 2000, $1.98 in 1999 and $1.59 in 1998. The SFAS 123 adjustments for 2000, 1999 and 1998 appearing above are the product of these weighted average fair values and the number of options granted in each of the three years, after giving effect to the capitalization of a portion of these compensation costs to the Meadow Pointe project.

                     BF ENTERPRISES, INC. AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

     A summary of the status of the Company's stock option plans at December 31, 2000, 1999 and 1998 and changes during the years then ended is presented in the table below:

                                               2000                   1999                  1998
                                        -------------------   --------------------   -------------------
                                                  WEIGHTED-              WEIGHTED-             WEIGHTED-
                                                   AVERAGE                AVERAGE               AVERAGE
                                                  EXERCISE               EXERCISE              EXERCISE
                                        OPTIONS     PRICE     OPTIONS      PRICE     OPTIONS     PRICE
                                        -------   ---------   --------   ---------   -------   ---------
Outstanding at Beginning of Year......  827,000     $4.86      904,000     $4.54     804,500     $4.14
Granted...............................    6,000      7.50       55,500      7.29      99,500      7.80
Exercised.............................       --        --     (119,500)     3.25          --        --
Expired...............................       --        --      (13,000)     8.27          --        --
                                        -------               --------               -------
Outstanding at End of Year............  833,000      4.88      827,000      4.86     904,000      4.54
                                        =======               ========               =======
Exercisable at End of Year............  833,000      4.88      826,000      4.85     895,500      4.52
                                        =======               ========               =======

     The following table summarizes information about stock options outstanding at December 31, 2000:

                                                    OPTIONS OUTSTANDING AND EXERCISABLE
                                             -------------------------------------------------
                                                 NUMBER             WEIGHTED        WEIGHTED-
                                             OUTSTANDING AND        AVERAGE          AVERAGE
                                             EXERCISABLE AT        REMAINING         EXERCISE
         RANGE OF EXERCISE PRICES               12/31/00        CONTRACTUAL LIFE      PRICE
         ------------------------            ---------------    ----------------    ----------
$2.50 to $2.88.............................      388,000           1.73 years         $2.67
$3.87 to $4.75.............................       94,000           4.80 years          4.66
$5.87 to $6.25.............................      103,000           5.86 years          6.23
$7.25 to $9.00.............................      248,000           7.75 years          7.85
                                                 -------
                                                 833,000
                                                 =======

NOTE O -- NEW ACCOUNTING PRONOUNCEMENTS

     Staff Accounting Bulletin No. 101, "Revenue Recognition" (SAB 101), was issued in December 1999. SAB 101 provides guidance on applying generally accepted accounting principles to revenue recognition issues in financial statements. The Company has adopted SAB 101 as required and believes that SAB 101 did not have a material impact on the Company's consolidated financial position, results of operations and financial statement presentation.

            SCHEDULE III -- REAL ESTATE AND ACCUMULATED DEPRECIATION
                     BF ENTERPRISES, INC. AND SUBSIDIARIES
                               DECEMBER 31, 2000
                             (THOUSANDS OF DOLLARS)

                                 INITIAL COST TO          GROSS AMOUNT AT WHICH
                                     COMPANY           CARRIED AT CLOSE OF PERIOD
                               --------------------   -----------------------------
                                      BUILDINGS AND          BUILDINGS AND            ACCUMULATED      DATE OF        DATE
         DESCRIPTION           LAND   IMPROVEMENTS    LAND   IMPROVEMENTS    TOTAL    DEPRECIATION   CONSTRUCTION   ACQUIRED
         -----------           ----   -------------   ----   -------------   ------   ------------   ------------   --------
Office Building -- Tempe,
  Arizona....................  $736      $3,734       $736      $3,734       $4,470      $2,305          1977         1977
                               ====      ======       ====      ======       ======      ======

                                  LIFE ON
                                   WHICH
                               DEPRECIATION
                                 IN LATEST
                               STATEMENTS OF
                               OPERATIONS IS
         DESCRIPTION             COMPUTED
         -----------           -------------
Office Building -- Tempe,
  Arizona....................    40 Years

---------------
Notes:

(1) For Federal income tax purposes at December 31, 2000, real estate was carried at a cost of $1,583,000.

(2) Reconciliation of "Real Estate and Accumulated Depreciation":

                                                                          YEAR ENDED DECEMBER 31,
                                           --------------------------------------------------------------------------------------
                                                      2000                          1999                          1998
                                           --------------------------    --------------------------    --------------------------
                                           INVESTMENT    ACCUMULATED     INVESTMENT    ACCUMULATED     INVESTMENT    ACCUMULATED
                                             AMOUNT      DEPRECIATION      AMOUNT      DEPRECIATION      AMOUNT      DEPRECIATION
                                           ----------    ------------    ----------    ------------    ----------    ------------
Balance at beginning of year.............    $4,470         $2,254         $4,470         $2,203         $4,470         $2,152
Additions:
  Depreciation charged to costs and
    expenses.............................                       51                            51                            51
                                             ------         ------         ------         ------         ------         ------
Balance at end of year...................    $4,470         $2,305         $4,470         $2,254         $4,470         $2,203
                                             ======         ======         ======         ======         ======         ======

                              CORPORATE DIRECTORY

                                   DIRECTORS

BRIAN P. BURNS
Chairman of the Board, President and Chief Executive Officer of the Company

DANIEL S. MASON
Managing Partner of Zelle, Hofmann, Voelbel, Mason & Gette, a San Francisco law firm

RALPH T. MCELVENNY, JR.
Chairman of the Board and Chief Executive Officer of Golden Oil Company, a natural resources exploration and production company

CHARLES E.F. MILLARD
Managing Partner of Millard/O'Reilly
Enterprises, a real estate, investment and consulting firm

PAUL WOODBERRY
Executive Vice President and Chief Financial Officer of the Company, and consultant to Alleghany Corporation, an asset management company
                                    OFFICERS

BRIAN P. BURNS
Chairman of the Board, President and Chief Executive Officer

PAUL WOODBERRY
Executive Vice President and Chief Financial Officer

STUART B. ARONOFF
Senior Vice President -- Operations

CAROL L. YOUNG
Secretary

S. DOUGLAS POST
Vice President and Treasurer

                                     OFFICE

100 Bush Street, Suite 1250
San Francisco, California 94104
(415) 989-6580

                       REGISTRAR AND STOCK TRANSFER AGENT

Registrar and Transfer Company
10 Commerce Drive
Cranford, New Jersey 07016-3572

                                REVOCABLE PROXY
                              BF ENTERPRISES,INC.

[X] PLEASE MARK VOTES                                                                         FOR     WITHHOLD  FOR ALL
    AS IN THIS EXAMPLE                                                                        ALL        ALL    NOMINEES
                                                                                            NOMINEES  NOMINEES   EXCEPT
        PROXY SOLICITED ON BEHALF OF                      1. NOMINEES: BRIAN P. BURNS         [ ]       [ ]        [ ]
          THE BOARD OF DIRECTORS                                       DANIEL S. MASON
                                                                       RALPH T. MCELVENNY, JR.
        The undersigned hereby appoints Brian P.                       CHARLES E.F. MILLARD
Burns and Daniel S. Mason, or either of them,                          PAUL WOODBERRY
with full power of substitution, proxies to vote
at the Annual Meeting of Stockholders of BF
Enterprises, Inc. (the "Company") to be held on           INSTRUCTION: To withhold authority to vote for any
May 2, 2001 in Tampa, Florida, at 9:30 a.m.,              individual nominee, mark "For All Nominees Except" and
eastern daylight time, and at any adjournment or          write that nominee's name in the space provided below.
adjournments thereof, hereby revoking any
proxies heretofore given, to vote all shares of
common stock of the Company held on record by             ---------------------------------------------------------
the undersigned on March 16, 2001 as directed
below, and in their discretion upon such other               THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE
matters as may come before the meeting.                   MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER.
                                                          IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL
                                                          NOMINEES NAMED IN PROPOSAL 1.

                                                             Please sign exactly as your name appears on this card.
                                                          When shares are held by joint tenants, both should sign.
                                                          When signing as attorney, executor, administrator,
                                                          trustee or guardian, please give full title as such. If
                                                          a corporation, please sign in full corporate name by
                                                          President or other authorized officer. If a partnership,
                                                          please sign in partnership name by authorized person.


Please be sure to sign and date      Date
 this Proxy in the box below.
-------------------------------------------------------


-------------------------------------------------------
Stockholder sign above -- Co-holder (if any) sign above

--------------------------------------------------------------------------------
 - DETACH ABOVE CARD, SIGN, DATE AND MAIL IN POSTAGE PAID ENVELOPE PROVIDED. -
                              BF ENTERPRISES,INC.

--------------------------------------------------------------------------------
   NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

        PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED
                      ENVELOPE, WHICH REQUIRES NO POSTAGE.
--------------------------------------------------------------------------------

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.


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